Contacts:

Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-587-2872
905-415-0310 ext. 274	905-415-0310 ext. 271	sgreene@brodeur.com
tstaniland@datamirror.com	pcauley@datamirror.com

DataMirror Makes Real-time Enterprise a Cost-effective Reality

With “Go Live for $55K” Integration Offering

Affordable Real-time Data Integration Accessible to Companies of all Sizes

TORONTO, CANADA – (March 4th, 2003) – DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, today announced a special data integration solution package aimed at small and medium sized businesses – “Go Live for $55K.” Comprised of DataMirror LiveIntegration™ software, implementation, training, maintenance and support, this complete data integration solution empowers companies to integrate their incompatible systems and databases in order to achieve real-time, enterprise-wide data flows. This valuable offering for $55,000 (USD) is only available until April 30th, 2003.

“Today, every company needs to be a real-time enterprise with new efficiencies, enhanced service levels, and the ability to make better business decisions faster being critical to success,” said Nigel Stokes, CEO, DataMirror. “Time and time again, our customers demonstrate rapid and significant returns on investment from their data integration projects. With DataMirror’s complete ‘Go Live for $55K’ integration solution, transforming business into a real-time enterprise is easier, faster and more affordable than ever before.”

DataMirror’s comprehensive family of LiveIntegration software – including Transformation Server, DB/XML Transform, Constellar Hub, LiveConnector and iDeliver—lets companies quickly bridge the gap between disparate systems, applications and relational databases. With broad out-of-the-box support for the most popular relational databases, computing platforms and XML, DataMirror’s event-driven, data-level integration solutions ensure that up-to-the-minute information is available to anyone, anywhere. LiveIntegration makes the real-time enterprise a cost-effective reality by letting companies integrate their corporate and customer data with no costly programming, lengthy implementation time, or development resources required.

The bottom line benefits of LiveIntegration include the ability to accelerate information flow, streamline business processes and bring down the cost of business transactions. Whether you need real-time data flows to enable e-Business, enterprise application integration, CRM, business intelligence or 24/7 high availability, DataMirror LiveIntegration solutions deliver value without the headaches of custom programming.

Terms and Conditions
Prices may vary based on local currency and services. Special terms and conditions apply. For more information on this offering, visit www.datamirror.com/integratenow, e-mail sales@datamirror.com or contact a DataMirror representative by phone:

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United Kingdom, call +44 (0)20 7633 5200

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Americas, call 905 415 0310 or 1 800 362 5955

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Germany, call +49 6151 8275 200

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France, call +33 0 1 55 70 30 18

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Belgium, call +32 3 206 18 82

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Sweden, call +46 (0)8 655 36 15

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Asia Pacific, call +852 2251 8226

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™ solutions enables customers to easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™ by providing the instant data access, integration and availability companies require today across all computers in their business.

1,700 companies have gone live with DataMirror solutions including Debenhams, Energis, GMAC Commercial Mortgage, the London Stock Exchange, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Toronto, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the Company's Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. The Company disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2003 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness, LiveIntegration,  Transformation Server, Constellar Hub, DB/XML Transform, LiveConnector, iDeliver and The experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.